Exhibit 10

PERSONAL USE OF NON-COMMERCIAL AIRCRAFT

Genworth Financial, Inc. (the “Company”) will employ two types of non-commercial air travel:

1.	Use of a fractionally owned Company aircraft or similar aircraft; and
2.	Chartered flights.

The non-commercial air travel options described above are generally intended for business-related travel by the Company’s Chief Executive Officer (the “CEO”) and its other executive officers. The CEO and other executive officers are not permitted to use fractionally owned Company aircraft for personal travel, other than travel incidental to Company-related business or travel for a family emergency, as described below.

Permitted Incidental Personal Use of Non-Commercial Air Travel

The following types of personal use of non-commercial air travel are permitted and will be imputed as taxable income (described below under “Calculating Personal Use Costs”):

1.	An executive officer, while traveling on Company business, is accompanied by a spouse, other family members, and/or other non-business-related guests.

2.	An executive officer makes an additional stop/leg for personal reasons while traveling on Company business; provided, however, that the “Aggregate Incremental Costs” (defined below) associated with any such personal stop/leg may not exceed $50,000 for any executive officer in a calendar year; and provided further, that the aggregate incremental cost for all executive officers does not exceed $250,000 in a calendar year.

3.	An executive officer uses Company-provided non-commercial aircraft for a family emergency.

The Management Development and Compensation Committee (the “Committee”) of the Company’s Board of Directors has approved any such personal use by the CEO. Any personal use by other executive officers is subject to approval by the CEO prior to the executive officer’s travel. The Committee will review the CEO’s and executive officers’ personal use on an annual basis.

Charter Booking Service for Personal Travel

The CEO and other executive officers are not permitted to use fractionally owned Company aircraft for personal travel, other than incidental to Company-related business or for a family emergency, as described above.

The CEO is permitted to use the Company’s booking agent to arrange for personal chartered flights. The CEO will pay for the costs of any such personal chartered flights, and the Company will pay for the booking fees and/or fixed-costs related to providing the charter booking service through the Company’s booking agent.

The Committee has approved any such payments by the Company to its booking agent as compensation to the CEO.

Calculating Personal Use Costs

Personal use of non-commercial travel will be calculated and reported in accordance with SEC disclosure requirements, which as of the date of the adoption of this policy require the disclosure of perquisites and personal benefits on the basis of the “Aggregate Incremental Cost” to the Company. For the purposes of this computation, Genworth defines “Aggregate Incremental Cost” for personal use of non-commercial air travel as any direct operating costs to the Company attributable to the personal use, plus the cost to the Company of any tax deduction disallowance due to the personal use. In the case of personal use of fractionally owned Company aircraft, the direct operating costs would include: occupied hourly charge, fuel surcharge, Federal excise tax, landing, hangar and other airport fees, specialized catering fees, customs/immigration fees, ground transportation fees, passenger fees, and any flight-specific insurance costs. In light of the fact that the fractionally owned Company aircraft are used primarily for business travel, the direct operating costs would exclude the following: monthly management fees, non-flight-specific insurance costs, purchase costs/depreciation.

The value of personal use of non-commercial air travel pursuant to this policy will be imputed as taxable income on a quarterly basis for the executive officer and will be calculated and reported in accordance with IRS requirements, which as of the date of the adoption of this policy, is based on the current per-mile Standard Industry Fare Level (“SIFL”) rates established by the Department of Transportation. No tax gross ups will be paid in connection with any personal use by the CEO or other executive officers.